Exhibit 99.1

Hercules Offshore Announces Agreement to Acquire Halliburton’s West African Liftboat Assets

HOUSTON, August 24, 2006 – Hercules Offshore, Inc. (NASDAQ: HERO) today announced that one of its wholly owned subsidiaries has entered into a definitive agreement with Halliburton West Africa Limited and Halliburton Energy Services Nigeria Limited (collectively, “Halliburton”) to purchase eight liftboats owned by Halliburton and assume Halliburton’s rights to operate five additional liftboats under an arrangement with the third party vessel owner. The liftboats are currently operating in the coastal waters of Nigeria and Angola and have leg lengths ranging from 105 to 215 feet. The initial purchase price is approximately $50 million. The parties will also enter into an earn-out agreement, whereby Hercules will make additional payments to Halliburton over a three-year period based upon Hercules Offshore’s liftboat operations in West Africa meeting certain annual profitability and capital expenditures targets. The transaction is expected to close in the fourth quarter of 2006.

Randy Stilley, Chief Executive Officer and President of Hercules Offshore, commented, “Our agreement to acquire Halliburton’s West African liftboat assets reflects our ongoing growth strategy and continued efforts to increase our footprint in key international markets such as Nigeria. The addition of 13 vessels to our operations will also enhance our ability to respond to incremental demand in other liftboat markets in West Africa.”

Headquartered in Houston, Hercules Offshore owns a fleet of nine jackup drilling rigs and 51 liftboats. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

For more information, please contact:

Stephen M. Butz

Director of Corporate Development

713-979-9832